Sun River Energy, Inc. Announces Addition to Advisory Board

SUN RIVER ENERGY, INC. ANNOUNCES ADDITIONS TO ADVISORY BOARD


WHEAT RIDGE, CO - - (MARKET WIRE) - - June 4, 2010 - Sun River Energy, Inc. (OTCBB: SNRV) is pleased to announce the addition of Jason Dawkins, Senior Vice President of Energy for Yorkville Advisors, LLC, Denver, CO, to the Company's Advisory Board effective June 1, 2010.

Sun River will look to Mr. Dawkins to provide the Company with professional guidance and advice regarding oil and gas Accounting, Financing, Sarbanes Oxley Compliance, and SEC Compliance. Mr. Dawkins joined Yorkville Advisors in early 2010 as the Senior Vice President of Energy and is responsible for managing Yorkville's oil and gas portfolio investments. In the two years prior to joining Yorkville, Mr. Dawkins held the position of Chief Financial Officer of BlueCreek Energy.

Mr. Dawkins joined MDC Holdings (Richmond American Homes) in 2005 as a Director of Finance for the Colorado Homebuilding Division and was promoted to Vice President of Finance in 2006 to establish a homebuilding division in Tampa Bay, Florida. Mr. Dawkins began his career as an assurance manager with Arthur
Anderson and KPMG from 1999 through 2005. In addition to his professional experience, Mr. Dawkins has served on the board of the Juvenile Diabetes Research Foundation since September 2008. Mr. Dawkins graduated from Lehigh University in 1999 with a BSBA in Accounting and earned his CPA in 2001.

"I am excited to join the Sun River Energy team," stated Mr. Dawkins. "They have a well balanced business plan to grow the Company through targeted, low risk production acquisitions while moving forward with exploration of their Raton Basin asset. I'm looking forward to helping with that effort."

Dr. Terry J. Mather, project manager for Thomasson Partner Associates, Denver, CO, has also agreed to continue to serve on Sun River's Advisory Board for another one year term.

Dr. Mather originally joined Sun River's Advisory Board in May, 2009, and has agreed to renew his term for another year. Dr. Mather received his undergraduate degree from the University of Wisconsin and his MS and Ph.D. in Geology from the University of Colorado, completing his academic work in 1970.

Jay Leaver, Sun River's President states, "I am pleased by the addition of Mr. Dawkins to the Sun River team. We will look to him to provide experience in oil and gas accounting and finance to the Advisory Board. His experience is the perfect complement to our existing Advisory Board and will help Sun River move forward on our plans to build an operating company and to finance and develop our Raton Basin, NM, opportunity."

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statement," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our energy properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.